EXHIBIT 10.21

           Northern Border Pipeline Company
                      Agreement


Further to the Letter Agreement dated September 4, 1996 between TransCanada PipeLines Limited, Northern Plains
Natural Gas Company, Pan Border Gas Company and Northwest
Border Pipeline Company (the "Letter Agreement") and in consideration of the covenants and agreements contained herein each of the undersigned agrees as follows:

1.   Cash Payment

Concurrently with the closing of an initial public offering of common units (the "IPO") by TC PipeLines, LP, a master limited partnership ("TC PipeLines") formed by TransCan
Northern Ltd. and TransCanada Border PipeLine Ltd. (the
"TransCanada Participants"), the TransCanada Participants agree to make a cash payment of $11 million (U.S.) to Northern Plains Natural Gas Company, Pan Border Gas Company and Northwest Border Pipeline Company (the "Enron/Williams
Participants"). This payment is the same amount that was paid to the TransCanada Participants in 1993 in consideration for their agreement to permit the Enron/Williams Participants to form Northern Border
Partners, L.P. (Northern Border Partners) and to offer interests therein to the public. The payment shall be allocated as follows:

                                          %       U.S. $

  Northern Plains Natural Gas Company    50.0    5,500,000
  Pan Border Gas Company                 32.5    3,575,000
  Northwest Border Pipeline Company      17.5    1,925,000
                                        100.0   11,000,000

2.   Amendment of Partnership Agreement

The TransCanada Participants and Northern Border Intermediate Limited Partnership ("NBILP") agree to amend Sections 1, 8.2.1 and 8.2.5 of the General Partnership Agreement (the "Partnership Agreement") of Northern Border Pipeline Company (the "Partnership") to give effect to the change in ownership of general partner interests in the Partnership from the TransCanada Participants to TC PipeLines or any of its subsidiaries as contemplated in the prospectus filed on December 30, 1998 (the "IPO Prospectus") with the Securities and Exchange Commission (the "SEC") and to amend Section 10.6 to provide reciprocal rights to NBILP with respect to a transfer of the general partner interest in the TransCanada Participants' transferee. Further, the TransCanada Participants and NBILP agree to amend the Partnership Agreement to add the following provision:

9.3  Business Opportunities.  The Partners and their
     Affiliates are free to pursue any business opportunity without first offering such business opportunity to the Partnership (and such pursuit shall not be a breach of any duty to the Partnership or to any other partner), except that no Partner and no Affiliate of a Partner may pursue the project known as Project 2000 filed with the Federal Energy Regulatory Commission in Docket No. CP99-21 or any business opportunity that consists of an expansion, addition, betterment, improvement, renewal or replacement of the Line as it exists on January 15, 1999 (the "Effective Date") unless the party desiring to pursue such opportunity first offers to the Partnership the opportunity to pursue such business opportunity and the Partnership declines to do so. The terms "expansion, addition, betterment, improvement, renewal or replacement" shall not include any extension of the Line beyond its terminus as it exits on the Effective Date or the construction or acquisition of any pipeline (including any lateral or any other extension) that connects with the Line as it exists on the Effective Date. The parties hereto agree that the waivers and agreements in this
     Section 9.3 constitute an agreement among the partners of the Partnership that governs the management of the business and affairs of the Partnership and the relationship among the partners and the Partnership, as contemplated by Article 6132b-1.03 of the Texas Revised Partnership Act. The parties hereto further agree that the waivers and agreements in this Section 9.3 identify certain types and categories of activities which do not violate the duty of loyalty to the Partnership, and that such (types and categories) are not manifestly unreasonable.

3.   Northern Border Partners and TC PipeLines Document Review

Northern Border Partners and TC PipeLines shall each be given a reasonable opportunity to review documents which are prepared by the other for public disclosure but only with respect to information regarding the Partnership. The Northern Border Partners' and TC PipeLines' review is to be conducted on a reasonable, prompt and timely basis.

4.   Transfer of TransCanada Participants Partnership Interest

By the execution of this Agreement, NBILP and the members of the Management Committee of the Partnership, conditioned upon there being no material changes to the structure and purpose of TC PipeLines as described in the IPO Prospectus, formally consent and approve upon the closing of the IPO by TC PipeLines (i) the transfer of the partnership interests owned by the TransCanada Participants to TC PipeLines and/or to a subsidiary thereof; and (ii) the admission of TC PipeLines, or a subsidiary thereof, as a general partner in the Partnership. To the extent that the public and private offerings and sales of units in TC PipeLines (including offerings and sales of units occurring subsequent to the IPO and sale of said units) constitute a transfer of an ownership in the Partnership, NBILP and the members of the Management Committee of the Partnership consent to that transfer. Each of the undersigned (other than the TransCanada Participants) further agrees to promptly take all other actions within its control as may be reasonably requested by the TransCanada Participants to implement the purposes of this paragraph.

5.   Access to Records

The TransCanada Participants, the underwriters or placement agents for the IPO or any subsequent issuances and sales of securities by TC PipeLines and/or its subsidiaries and their respective employees, agents, attorneys, auditors, and consultants (collectively, the "Working Group") shall be given access, which is reasonable and not disruptive to the ongoing business, to knowledgeable representatives of the Partnership and Northern Plains Natural Gas Company, as Operator, in connection with their due diligence efforts with respect to the IPO prospectus, periodic disclosure documents and future offering documents of TC PipeLines.
The Partnership shall provide assistance to the Working Group in obtaining (x) the consent of the Partnership's independent public accountants to the inclusion of their audit report in any document or report that may be filed with the SEC, and (y) a customary comfort letter from such accountants with respect to the Partnership financial information. The Partnership shall also provide to the Working Group in a timely fashion financial and operating data including financial statements, projections (which are customarily prepared by or for the Partnership) and other information and documents regarding the Partnership as may be necessary or reasonably appropriate for compliance by TC PipeLines and its affiliates with accounting rules or securities law requirements in the United States and Canada with respect to the IPO prospectus, periodic disclosure documents and future offering documents of TC PipeLines as well as any applicable United States or Canadian tax requirements. The TransCanada Participants agree that any projections provided pursuant to this section will not be disclosed except if such projections are required to be given by a specific SEC form, instruction, comment or request. The TransCanada Participants shall bear any costs and expenses incurred to convey information in excess of the information currently provided to the TransCanada Participants as a general partner of the Partnership.

6.   Filings
The Partnership and Northern Plains Natural Gas Company, upon determining that an event has occurred which is material to the business and affairs of the Partnership, shall promptly notify TC PipeLines and Northern Border Partners of such event provided, however, that the Partnership and Northern Plains Natural Gas Company may keep material information confidential for limited periods of time and for proper Partnership purposes. TC PipeLines and Northern Border Partners agree to consult with the other before issuing any press release or otherwise making public statements with respect to the business, operations, financial condition, operating results and prospects of the Partnership or before making any filings with any federal, state or local regulatory agency or any securities exchange which contains statements with regard thereto. TC PipeLines and Northern Border Partners shall use their best efforts to provide to the other a reasonable opportunity to review and comment upon any such proposed press release, public statement, or filing prior to release thereof; provided, however, that nothing in this Agreement shall prohibit TC PipeLines and Northern Border Partners from issuing any press release or making any public statement or making any filing required by law. To the extent practicable, press releases, public statements or filings will be coordinated so that information regarding the Partnership is released, made and published simultaneously.

7. If the offering contemplated in the IPO Prospectus does not close for any reason the parties hereto that are parties to the Letter Agreement acknowledge and agree that the Letter Agreement shall be operative and remain binding and effective, otherwise, it shall become null and void.

8. This Agreement may be executed and delivered in counterparts and by facsimile and, if so executed and delivered by such means, the execution and delivery of a counterpart or facsimile by each of the parties hereto shall constitute execution and delivery of this Agreement.


     Executed this 17th day of March, 1999.

Enron/ Williams Participants

Northern Plains Natural Gas Company

By: Jerry L. Peters

Pan Border Gas Company

By: Stanley C. Horton

Northwest Border Pipeline Company

By: Brian E. O'Neill

TransCanada Participants

TransCanada Border PipeLine Ltd.

By: John W. Carruthers

By: Paul F. MacGregor

TransCan Northern Ltd.

By: John W. Carruthers

By: Paul F. MacGregor

Northern Border Pipeline Company By each of its Partners

Northern Border Intermediate Limited Partnership

By: Larry L. DeRoin

TransCanada Border PipeLine Ltd.
By: John W. Carruthers

By: Paul F. MacGregor

TransCan Northern Ltd.
By: John W. Carruthers

By: Paul F. MacGregor

Northern Border Partners

Northern Border Partners, L.P.

By: Larry L. DeRoin

Management Committee Members of Northern Border Pipeline
Company

/s/Brian E. O'Neill
Brian E. O'Neill


/s/Stanley C. Horton
Stanley C. Horton


/s/Larry L. DeRoin
Larry L. DeRoin


/s/John W. Carruthers
John W. Carruthers

Northern Plains Natural Gas Company (As Operator)

By: Jerry L. Peters